Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement (Form F-3 No.333-267655) and related Prospectus of Kuke Music Holding Limited for the registration of Class A Ordinary Shares, including Class A Ordinary Shares represented by American Depository Shares, Preferred Shares, Debt Securities, Warrants and Units and to the incorporation by reference therein of our report dated May 2, 2022, with respect to the consolidated financial statements of Kuke Music Holding Limited, included in its Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Hong Kong, The People’s Republic of China

February 10, 2023